EXHIBIT 10.1
                            W. MATTHEW DUFFIELD, JR.

                              EMPLOYMENT AGREEMENT



      THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective February 12, 2001, is by and between AMERICAN ITALIAN PASTA COMPANY, a Delaware corporation ("Employer"), and WILLARD MATTHEW DUFFIELD, JR., an individual ("Employee") (collectively "the parties") and supersedes any and all prior oral or written agreements between the parties with respect to the subject matter hereof.

                                   WITNESSETH:

      WHEREAS, Employer is engaged in the business of durum wheat milling and pasta production/marketing; and

      WHEREAS, in connection with such business, Employer desires to employ Employee in the capacity of Senior Vice President (AIPC), International Operations and Managing Director (IAPC), and that Employee serve as a member of the Italian American Pasta Company Board of Directors; and

      WHEREAS, Employee desires to be employed by Employer in the aforesaid capacities.

      NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. Term of Employment. Subject to the provisions of Section 7 hereof, the term of Employee's employment under this Agreement (the "Initial Employment Term") will commence as of the date hereof (the "Effective Date") and terminate on the third anniversary of the Effective Date of this Agreement, provided, however, that the term of Employee's employment shall be extended automatically for successive one-year periods unless, not later than six months prior to such automatic extension, Employer shall have given written notice to the contrary (each an "Additional Term"). The period of time between the Effective Date and the termination of the Initial Employment Term or the last Additional Term, if any, is referred to herein as the "Employment Term."

     2. Duties of Employee.

     2.1 In accepting such employment, Employee shall undertake and assume the responsibility of performing for and on behalf of Employer such duties as shall be assigned to Employee by Employer at any time and from time to time. It is understood and agreed that Employee's principal duties on behalf of Employer at the date of execution hereof are and shall be overall responsibility for Employer's International Operations and it is further understood and agreed that any modification in or expansion of Employee's duties hereunder shall not, unless specifically agreed to by Employee and Employer in a duly-executed amendment of this Agreement in accordance with Section 10.6 hereof, result in any modification in Employee's compensation referred to in Section 3 hereof.

     2.2 Employee will to the reasonable satisfaction of Employer at all times faithfully, industriously, and to the best of his ability, experience, and talents perform all of the duties that may be required of and from Employee pursuant to the express and implicit terms hereof.

     2.3 Employee shall devote substantially all of his professional time, attention, knowledge, and skills solely to the business and interests of Employer; provided, however, that Employee shall be entitled annually to three
(3) weeks vacation, and Employer shall be entitled to all of the benefits, profits, and other issues arising from or incident to all professional work, services, and advice of Employee.

     3. Compensation. Employer shall pay Employee, and Employee shall accept from Employer, in payment for Employee's services rendered to Employer hereunder an annual base salary ("Base Salary") equal to One Hundred Forty Thousand Dollars ($140,000.00). Such Base Salary shall be paid in equal bi-weekly installments and shall be subject to annual merit increase reviews each January. If Employee's assignment to Italy extends beyond the Initial Employment Term into an Additional Term and if Employee's performance is rated by Employer as Two (2) or better, then Employer agrees to adjust Employee's annual base salary to not less than the salary range midpoint appropriate at the time of such extension.

     3.1 Bonuses. During the term of this Agreement, Employee will be eligible to participate in and bonuses may be awarded to Employee at the discretion of the Board of Directors in accordance with the terms of Employer's 1998 Salaried Bonus Plan (the "Bonus Plan") attached hereto as Exhibit A, as the same may be amended, modified, or terminated from time to time. Under that Bonus Plan, Employee's Normal Bonus will be fifty-percent (50%) of his Base Salary.

     3.2 Car Allowances. In addition to Employee's Base Salary, Employer shall
(i) provide Employee a company car in Italy and (ii) lease a car for Employee's spouse during his assignment to Italy at Six Thousand Three Hundred Sixty Dollars ($6,360.00) per year. The cost of (ii) shall be deducted from Employee's annual Base Salary described in Section 3 hereof, thus reducing Employee's Base Salary to be paid out in equal bi-weekly installments during his assignment to Italy to One Hundred Thirty Three Thousand Six Hundred Forty Dollars ($133,640.00).

     3.3 Housing Allowance. During Employee's assignment to Italy, Employer shall provide Employee with housing, for which housing Employee shall reimburse Employer Sixteen Thousand Two Hundred Dollar ($16,200) annually, which reimbursement shall be deducted from Employee's annual Base Salary described in
Section 3 hereof, thus reducing--in conjunction with Section 3.2 hereof--Employee's Base Salary to be paid out in equal bi-weekly installments during his assignment to Italy to One Hundred Seventeen Thousand Four Hundred Forty Dollars ($117,440.00).

     3.4 Cost Of Living Adjustment. During Employee's assignment to Italy, Employer shall provide Employee with an expense adjustment based on an agreed expense level of Sixty Thousand Dollars ($60,000.00) per year multiplied by a cost of living adjustment of Twenty Eight Percent (28%), which shall increase the amount to be paid out to Employee in equal bi-weekly installments during his assignment to Italy to One Hundred Thirty Four Thousand Two Hundred Forty Dollars ($134,240.00). Employer further agrees to review the Twenty Eight Percent (28%) cost of living adjustment every six months using Organization Resource Counselor's, Inc.'s recommendations and to adjust Employee's equal bi-weekly installments upward accordingly, if necessary.

     3.5 Reimbursement of Business Expenses. Employer agrees to reimburse Employee for reasonable travel, entertainment, and other business expenses incurred in the performance of Employee's duties hereunder in accordance with Employer's policies on terms no less favorable than those policies in effect immediately prior to the date hereof.

     3.6 Reimbursement of Moving Expenses. Employer agrees to reimburse Employee for reasonable expenses incurred in relocating Employee's and Employee's family's personal belongings to Italy and to reimburse Employee for reasonable expenses incurred in relocating Employee's and Employee's family's personal belongings to the United States upon the end of Employee's assignment to Italy or in the event Employee terminates Employee's employment with Employer under
Section 7.1 hereof.

     3.7 Benefits. Employer agrees to provide Employee with full benefits commensurate with Employee's Base Salary and to maintain family medical coverage in the United States while Employee is assigned to Italy to provide for emergencies, for long term illness, or for preference for care in the United States. Further, Employee shall be entitled to participate in an equitable manner with other senior executive employees of Employer in all welfare benefit, incentive compensation, or other plans or arrangements authorized, adopted, and maintained from time to time by Employer, including, without limitation, the following: profit sharing plan, medical reimbursement plan, group life insurance plan, medical and dental insurance plan, and long-term disability income plan, if in effect with Employer.

     3.8 Travel. Employer agrees to reimburse Employee for two return visits annually to the United States for Employee and his family at business class rates consistent with Employer's travel policy.

     3.9 Taxes. Employer agrees to be responsible for any adverse income tax impact related exclusively to Employee's assignment to Italy.

     4. Non-Competition.

     4.1 Employee acknowledges and recognizes the highly competitive nature of the business of Employer and its affiliates and accordingly agrees as follows: during the Employment Term and until the date that is eighteen (18) months after the date that Employee ceases employment with Employer (such period hereinafter referred to as the "Noncompetition Period"), Employee will not, in any area in the world where Employer conducts business, directly or indirectly own, manage, operate, control, be employed by, consult with, or be connected in any manner with the ownership (other than passive investments of not more than one percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), management, operation, or control of any business engaged in the production and/or marketing of dry pasta for human consumption. Notwithstanding any provision of this Agreement to the contrary, if Employee is employed by Employer, then any breach of the provisions of this Section 4.1 shall permit Employer to terminate the employment of Employee for Cause (as defined below), and, whether or not Employee is employed by Employer, from and after any breach by Employee of the provisions of this Section 4.1, then Employer shall cease to have any obligations to make payments to Employee under this Agreement.

     4.2 During the Noncompetition Period, Employee will not directly or indirectly induce or attempt to induce any employee of Employer or any of its affiliates to engage in any activity in which Employee is prohibited from engaging by Section 4.1 hereof or to terminate his or her employment with Employer or any of its affiliates, will not directly or indirectly assist or attempt to assist others in engaging in any of the activities in which Employee is prohibited from engaging by Section 4.1 hereof, and will not directly or indirectly employ or offer employment to any person who was employed by Employer or any of its affiliates unless such person shall have ceased to be employed by Employer or any of its affiliates for a period of at least 12 months.

     4.3 In addition to any payments Employer is required to make pursuant to
Section 7 hereof, Employer and Employee hereby agree that Employer may, in its sole discretion, continue to pay Employee all or a portion of his Base Salary during the Noncompetition Period. During such period of continued payment, if any, Employee agrees to be available, consistent with the portion of the Base Salary continued to be paid and other responsibilities that he may then have, to answer questions and provide advice to Employer.

     5. Confidentiality. Employee acknowledges that, in and as a result of his employment by Employer, he has been and will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as Employer's trade secrets, systems, procedures, manuals, confidential reports, and lists of customers and/or other services rendered by Employer, the equipment and methods used and preferred by Employer's customers, and the prices paid by such customers. As a material inducement to Employer to enter into this Agreement, and to pay to Employee the compensation referred to in Section 3 hereof, Employee covenants and agrees he shall not, at any time during or after the Employment Term, directly or indirectly disclose, divulge, or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation, or other business organization, entity, or enterprise other than Employer and any of its subsidiaries or affiliates any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, prices, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Employer generally or of any subsidiary or affiliate of Employer, provided, however, that the foregoing shall not apply to information that is not unique to Employer or that is generally known to the industry or the public other than as a result of breach of this covenant. Employee agrees that, upon termination of his employment with Employer for any reason, he will return to Employer immediately all memoranda, books, manuals, training materials, records, computer software, papers, plans, contracts, agreements, information, letters, and other data, and all copies thereof or therefrom, in any way relating to the business of Employer and its affiliates, except that he may retain personal notes, notebooks, and diaries. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of Employer or its affiliates.

     6. Specific Performance. Employee acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of
Section 4 hereof or Section 5 hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available.

     7. Termination of Employment

     7.1 Termination without Cause; Resignation for Good Reason.

     7.1.1 General. Subject to the provisions of Sections 7.1.2 and 7.1.3 hereof, if Employee's employment is terminated by Employer without Cause, as defined in Section 7.3, or if Employee resigns from his employment for Good Reason, as defined in Section 7.4, then Employer shall pay Employee his accrued unpaid Base Salary to the date of termination or resignation and any bonus earned but not paid as of that date, and shall continue to pay Employee his annual Base Salary, as adjusted under Section 3, as of the date of termination or resignation plus his bonus, if any, for the year in which such termination or resignation occurs (calculated as if the Normal Bonus for that year is earned) for a period of one (1) year following the date of termination or resignation (such period, as applicable, being referred to hereinafter as the "Severance Period"). The Base Salary shall be payable in equal bi-weekly installments during the Severance Period, and any bonus shall be payable at the conclusion of the Severance Period. During the Severance Period and for a period of six (6) months thereafter, Employee shall also be eligible to participate on the same terms and conditions as in effect immediately prior to such termination or resignation in all health, medical, supplemental medical, and life insurance plans or programs provided to Employee by Employer pursuant to Section 3.7 hereof ("Employee Welfare Plans") at the time of such termination or resignation and which are provided by Employer to its employees following the date of such termination or resignation; provided, however, that Employee's eligibility to participate in these Employee Welfare Plans shall end at such time as Employee becomes eligible to receive coverage under comparable programs of a subsequent employer and further provided that if Employee participates in the Employee Welfare Plans for a period of eighteen (18) months from the date of termination or resignation, then Employee's COBRA rights shall commence at the end of such eighteen (18) month period. If, during the Severance Period, Employee is precluded from participating in any Employee Welfare Plan by its terms or applicable law, then Employer will provide Employee with benefits that are reasonably equivalent to those Employee would have received under such plan had Employee been eligible to participate therein. Anything to the contrary herein notwithstanding, Employer shall have no obligation to continue to maintain any Employee Welfare Plan during the Severance Period solely as a result of this Agreement. As an example and solely for purposes of illustration: If Employer were to terminate its dental insurance plan prior to or during the Severance Period, then Employer would have no obligation to maintain such plan or provide to Employee individual dental insurance to satisfy its obligations under this
Section 7.1.1.

     7.1.2 Mitigation. Employee will not be required to mitigate the amount of any payment provided for in Section 7.1.1 hereof by seeking other employment, and the amount of any such payment will not be reduced by any compensation earned by Employee as the result of his employment by another employer subsequent to termination of Employee's employment with Employer.

     7.1.3 Death During Severance Period. If Employee dies during the Severance Period, then the Severance Period shall immediately cease, Employer shall not be obligated to make any further payments pursuant to this Section 7, and the provisions of Section 8.1 hereof shall apply as though Employee's death had occurred immediately prior to termination of Employee's employment hereunder.

     7.1.4 Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to Employee which in no case shall be more than 30 days following the date of notice. The date of resignation for Good Reason shall be the date specified in the written notice of resignation from Employee to Employer which in no case shall be more than 30 days following the date of notice.

     7.2 Termination for Cause; Resignation Without Good Reason.

     7.2.1 General. If Employee's employment hereunder is terminated by Employer for Cause, or if Employee resigns from his employment hereunder other than for Good Reason (a "Voluntary Termination"), then Employee shall be entitled only to payment of his Base Salary, as adjusted under Section 3, earned through and including the date of termination or resignation. Employee shall have no further right to receive any other compensation or to participate in any other plan, arrangement, or benefit, after such termination for Cause or Voluntary Termination.

     7.2.2 Date of Termination. Subject to Section 7.3 hereof, the date of termination for Cause shall be the date of receipt by Employee of notice such termination. The date of Voluntary Termination shall be the date specified in the notice of resignation from Employee to Employer, or if no date is specified therein, then at any time selected by Employer within 10 business days after receipt by Employer of written notice or resignation from Employee.

     7.3 Cause. Termination for "Cause" means termination of Employee's employment because, in Employer's good faith belief, (i) Employee willfully and continually failed substantially to perform his duties under the Agreement (other than as a result of Permanent Disability, as defined below), (ii) Employee failed to comply with any of the material term(s) of this Agreement, including, but not limited to, Section 4 hereof, (iii) Employee committed an act or acts that constituted a misdemeanor (other than a minor traffic violation) or a felony under the laws of the United States (including any subdivision thereof) or any country to which Employee is assigned (including any subdivision thereof), including, but not limited to, Employee's conviction for or plea of guilty or no contest ("nolo contendre") to any such misdemeanor or felony, (iv) Employee committed an act or acts in violation of Employer's policies and/or practices applicable to employees at the level of Employee within Employer's organization, (v) Employee willfully acted, or willfully failed to act, in a manner that was injurious to the financial condition or business reputation of Employer or any of its subsidiaries or affiliates, or (vi) Employee acted or failed to act in a manner that is unbecoming of his position with Employer, regardless of whether such action or inaction occurs in the course of the performance of Employee's duties with Employer.

     7.4 Good Reason. For purposes of this Agreement, "Good Reason" means any of the following actions taken by Employer without Employee's prior written consent: (i) the continued failure of Employer to pay compensation due to Employee under this Agreement, which failure is uncorrected for a period of 15 days following receipt by Employer of written notice thereof from Employee; (ii) a material diminution in Employee's position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, or inadvertent action not taken in bad faith and that is remedied by Employer promptly after receipt of written notice thereof given by Employee; provided, however, that a mere change of Employee's title shall not constitute Good Reason so long as Employee continues to perform duties, functions, and responsibilities substantially equivalent to those performed by him prior to such change of title; (iii) Employer's material failure or refusal to comply with the provisions of this Agreement, which failure or refusal to comply is uncorrected for a period of 15 days following receipt by Employer of written notice thereof from Employee. It is expressly understood and agreed by the parties hereto that Employer's failure to deliver a notification extending the Initial Employment Term as referred to in Section 1 hereof shall not constitute a termination without Cause.

     7.5 Stock Options. Employer has awarded to Employee Thirty Five Thousand (35,000) options to acquire shares of Employer's Class A Convertible Common Stock, par value $.001 per share (the "Common Stock"), under a stock option agreement by and between Employer and Employee dated August 29, 2000 (the "Option Agreement") under the American Italian Pasta Company 1997 Equity Incentive Plan (the "1997 Plan").

     8. Death or Permanent Disability.

     8.1 Death. If Employee's employment hereunder is terminated by death, then Employer shall, within 90 days of the date of death, make a lump sum payment to Employee's estate (or other beneficiary designated by him in writing) equal to all Base Salary and bonuses, if any, earned and accrued through the date of death. Thereafter, Employer shall have no further obligation to Employee under the Agreement.

     8.2 Permanent Disability. If Employee becomes physically or mentally disabled while employed by Employer under this Agreement so that Employee is--with or without reasonable accommodation--unable to render the services provided for by this Agreement for a period of six consecutive months or for shorter periods aggregating six months during any 24-month period, or so that Employee has a Disability (as defined under Employer's then-current disability policy), then Employer may, at any time after the last day of the six consecutive months of disability, the day on which the shorter periods of disability equal an aggregate of six months, or the day on which Employee is determined to have a Disability, terminate Employee's employment hereunder for "Permanent Disability" by written notice to Employee. Following such termination, Employee shall be entitled to receive from Employer (i) all Base Salary and bonuses, if any, accrued through the date of termination and (ii) any other benefits payable under Employer's then-current disability policy, but all other rights of Employee hereunder shall terminate as of the date of Employee's termination.

     9. Change of Control.

     9.1 Notwithstanding anything to the contrary contained herein, if Employer terminates Employee without Cause upon or within six months following a Change of Control (as defined below), then Employer shall pay Employee his accrued unpaid Base Salary to the date of termination and any bonus earned but not paid and shall continue to pay Employee his annual Base Salary as of the date such termination occurs (calculated as if the Normal Bonus for that year is earned) for a period of one (1) year following the date of termination as severance pay (such period, as applicable, being referred to hereinafter as the "Change of Control Severance Period"). Any severance payable pursuant to this Section 9.1 will be in substitution for and not in addition to any severance that might be payable pursuant to Section 7 hereof. To the extent Employer makes payments pursuant to this Section 9.1, it will have no additional obligations under
Section 7 hereof. The Base Salary shall be payable in bi-weekly payments during the Change of Control Severance Period, and the bonus shall be paid at the conclusion of the Change of Control Severance Period.

     9.2 For purposes of this Agreement, "Change of Control" means any one of the following:

     (a) any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquiring beneficial ownership of more than 50% of Employer's then outstanding Common Stock or 51 % or more of the combined voting power of Employer's then outstanding securities entitled generally to vote for the election of Employer's Directors;

     (b) the consummation of the merger or consolidation of Employer with any other corporation, other than a merger with a wholly-owned subsidiary, the sale of substantially all of the assets of Employer, or the liquidation or dissolution of Employer, unless, in the case of a merger or consolidation, (x) the Directors in office immediately prior to such merger or consolidation will constitute at least majority of the Board of Directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Exchange Act) of such corporation, or (y) the voting securities of Employer outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of Employer or such surviving entity and are owned by all or substantially all of the persons who were the holders of the voting securities of Employer immediately prior to the transaction in substantially the same proportions as such holders owned such voting securities immediately prior to the transaction; or

     (c) Continuing Directors (as defined below) no longer constitute at least a majority of the Board or a similar body of any successor to Employer. For purposes of this Agreement, "Continuing Directors" means any individual who either (i) is a member of Employer's Board of Directors on the Effective Date,
(ii) who becomes a director after the Effective Date whose election or nomination for election by Employer's shareholders, was approved by a vote of at least a majority of the Continuing Directors (either by a specific vote or by approval of the proxy statement of Employer in which such person is named as nominee for director, without objection to such nomination), or (iii) is designated by any party pursuant to its rights under Section 2.1 of Employer's Amended and Restated Shareholders' Agreement dated as of October 4, 1997, as amended.

     9.3 Excess Parachute Payments. If any payment or the receipt of any benefit under this Agreement shall be deemed to constitute an "excess parachute payment" as such term is described in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), so as to result in the loss of a deduction to Employer under Code Section 280G or in the imposition of an excise tax on the Employee under Code Section 4999, or any successor sections thereto, then the amounts payable or the benefits provided under this Agreement shall be reduced to the minimum extent necessary so that no such deduction will be lost by Employer and no such excise tax will be imposed on the Employee. Employer, in its sole discretion, shall determine whether or not an "excess parachute payment" would otherwise occur and shall determine the amount and method of the foregoing reduction.

     10. Miscellaneous.

     10.1 Assignment of Employee Benefits. Absent the prior written consent of Employer, and subject to will and the laws of descent and distribution, Employee shall have no right to exchange, convert, encumber, or dispose of the rights of Employee to receive benefits and payments under this Agreement, which payments, benefits, and rights thereto are non-assignable and non-transferable.

     10.2 Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, Employer and Employee, their respective heirs, personal, and legal representatives, successors, and assigns.

     10.3 Governing Law. In view of the fact that the principal office of Employer is located in the State of Missouri, the parties understand and agree that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Missouri.

     10.4 Severability. It is expressly understood and agreed that although Employee and Employer consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, then the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, then such finding shall not affect the enforceability of any of the other restrictions contained herein.

     10.5 Headings. The headings of the Sections of this Agreement are for reference only and not to limit, expand, or otherwise affect the contents of this Agreement.

     10.6 Entire Agreement; Modification. Except as to Employer's Stock Option Plans, any instrument relating to an Option granted thereunder and written agreements signed by both of the parties hereto from time to time after the date hereof, this Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to the subject matter hereof, and any representations, promises, agreements, or understandings, written or oral, not herein contained shall be of no force or effect. No change, waiver, or modification of any provision of this Agreement shall be valid or binding unless the same is in writing and duly executed by both parties and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this Section
10.6 may not be waived except as set forth herein.

     10.7 Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

     10.8 Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided, however, that all notices to Employer shall be directed to the attention of the Board of Directors of Employer with a copy to the Secretary of Employer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     10.9 Withholding Taxes. Employer may withhold from any amounts payable under this Agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     10.10 Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the day and year first hereof written.

                                    EMPLOYER:

                                    AMERICAN ITALIAN PASTA COMPANY, a Delaware
                                    Corporation 4100 North Mulberry Drive, Suite
                                    200 Kansas City, MO 64116-0696

                                    By: /s/ Timothy S. Webster
                                        -----------------------------
                                        Timothy S. Webster, President and
                                        Chief Executive Officer


                                    EMPLOYEE:


                                    /s/ Willard Matthew Duffield, Jr.
                                    ------------------------------------
                                    Willard Matthew Duffield, Jr.


                                    Address: